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EXHIBIT 99

PRESS RELEASE

EMRISE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2005 Friday March 31, 8:45 am ET

RANCHO CUCAMONGA, Calif.--(BUSINESS WIRE)--March 31, 2006--EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense and aerospace electronic components and communications equipment, today announced anticipated financial results for the three and twelve month periods ended December 31, 2005.

For the quarter ended December 31, 2005, net sales were $12.6 million, an increase of $2.8 million, or 28.6%, compared to $9.8 million reported in the fourth quarter of 2004. The increase in net sales includes $3.8 million of revenues attributable to the March 2005 acquisition of Pascall Electronics Ltd. ("Pascall") and $1.0 million of revenues from RO Associates, Inc. ("RO") acquired effective August 31, 2005. EMRISE also recorded a $700,000 increase in sales of digital and rotary switches. These increases were partially offset with a $1.5 million decline in sales of communications test instruments due to a lack of year-end budgetary spending by the telecom carriers and a $660,000 decrease in sales of power supplies due to delays in the delivery schedules for the Eurofighter Typhoon aircraft.

Gross profit increased by $610,000, or 12.5%, to $5.4 million from $4.8 million in the fourth quarter of 2004, mainly resulting from the contributions of both Pascall and RO. Gross margin for the quarter was 43.2% as compared to 49.5% during the fourth quarter of 2004. Gross margin declined due to lower year-end budgetary sales of higher margin test equipment and higher sales of lower margin power supplies. Selling, general and administrative expenses increased by $647,000, or 17.1%, to $4.1 million from $3.5 million in the prior year primarily due to acquisitions and increased expenses related to revenue growth. Engineering and development expenses increased $397,000 or 81.3% to $885,000 from $488,000, resulting from new product development engineering costs for the Larus carrier class satellite communication timing and synchronization product, the Company's Digitran Division's low profile rotary switches and new product engineering at Pascall. Operating margins for the fourth quarter 2005 were 3.5% as compared to 9.0% last year. Operating margins declined due to lower gross margin and higher selling, general and administrative and engineering expenses.

EMRISE recorded net income of $801,000, a 9.3% decrease from the net income of $883,000 reported for the fourth quarter of 2004. Basic and diluted earnings per share were $0.02 based upon 37.5 million basic and 38.5 million diluted shares outstanding in 2005, as compared to earnings of $0.04 basic and $0.03 diluted per share in the fourth quarter of 2004 based upon 24.8 million basic and 25.6 million diluted shares outstanding in 2004.

Carmine T. Oliva, President and Chief Executive Officer of EMRISE CORPORATION, commented, "Our fourth quarter was unexpectedly impacted by unusually weak year-end budgetary spending by major U.S. telecommunications carriers. Based upon initial discussions with eight of our customers, we expected year-end budgetary sales for CXR Larus of approximately $4.3 million. Unfortunately, we received and shipped only slightly in excess of $1 million. We believe the shortfall in the fourth quarter for this segment was primarily a result of the extraordinary number of mergers and divestitures that occurred among our key customers in the second half of 2005, which caused a temporary delay in spending until new operations were rationalized. However, of the eight customers as to which we experienced delays, spending by four of them began to materialize in the first quarter, and we expect all of these carriers to return to a more normalized pattern of spending during 2006."

For the year ended December 31, 2005, EMRISE recorded net sales of $41.0 million, an increase of $11.1 million, or 37.1%, compared to the $29.9 million reported for 2004. The increase included $11.2 million of net sales attributable to the acquisition of Pascall, $1.9 million attributable to the acquisition of RO and $2.9 million for the January through July 12 period of 2005 attributable to Larus, which did not have a comparable 2004 contribution period because Larus was acquired on July 13, 2004. The $11.1 million increase in sales was partially offset by a $1.3 million reduction in sales of communications test instruments and a $2.9 million reduction in sales at XCEL Power Systems Ltd. primarily due to delays in shipment of power supplies for the second tranche of the Eurofighter Typhoon aircraft program.



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Gross profit increased by 27.0% to $17.4 million for 2005 from $13.7 million for the prior year due to the inclusion of Pascall, RO and the January through July 12 period for Larus. Gross margin declined to 42.4% for 2005 compared to 45.9% for 2004 because of lower sales of high margin test equipment and increased sales of lower margin power supplies. Selling, general and administrative expenses increased by $3.5 million, or 34.3%, to $13.7 million for 2005 from $10.2 million for the prior year, also primarily as a result of the acquisitions. Engineering and development expenses increased 73.3% to $2.6 million from $1.5 million, attributable to new product development engineering costs for the Larus carrier class satellite communication timing and synchronization product, our Digitran Division's low profile rotary switches and new product engineering at Pascall, all products we expect to realize revenues from during 2006. Operating income for 2005 was $1.1 million, or 2.6% margin, compared to $2.0 million, or 6.6% margin, in 2004 due to lower gross margin and increased selling, general and administrative and engineering expenses.

EMRISE recorded net income of $1.3 million, a 13.0% decline when compared to the net income of $1.5 million for 2004. Earnings per share was $0.03 based upon
37.3 million basic and 38.4 million diluted shares outstanding for 2005, as compared to earnings of $0.06 per basic and diluted share based on shares outstanding of 24.1 million basic and 24.8 million diluted shares outstanding for 2004.

EMRISE's backlog increased 187% to a record $22.1 million at December 31, 2005, including $7.2 million and $695,000 of backlog relating to the businesses of Pascall and RO, respectively, compared to $7.7 million at December 31, 2004. Excluding Pascall and RO, the Company's backlog increased $6.6 million, or 85.7%. Backlog is converted to revenue typically over a three to four month period.

EMRISE's cash position was $4.4 million as of December 31, 2005 compared to $1.1 million as of December 31, 2004, primarily due to $16 million of net proceeds from EMRISE's common stock financing in January 2005, offset by approximately $10.0 million and $4.0 million used to acquire Pascall and RO, respectively. EMRISE's working capital position was $13.0 million as of December 31, 2005 compared to $5.5 million as of December 31, 2004 due to the January 2005 financing and increases in inventory and accounts receivables related to the Pascall and RO acquisitions, while current liabilities increased by $4.4 million to $13.0 million as of December 31, 2005 compared to those reported as of December 31, 2004 due to increased advances on the Company's new Lloyds TSB U.K. credit facility. Stockholders' equity increased $16.1 million, or 147.7%, to $27.0 million as of December 31, 2005 from $10.9 million as of December 31, 2004 due to net proceeds from EMRISE's common stock financing and reported profits.

Mr. Oliva continued, "We continue to invest in product development and engineering, particularly for our new Star Clock 200(R) satellite communication timing and synchronization product and to support the continued development of our new low profile rotary switch. With our increased backlog, we have entered into 2006 with a reasonable amount of visibility into our businesses. The recommencement of shipments for the Eurofighter Typhoon aircraft program is underway and, we believe, will begin to have a positive impact to our top and bottom line results in the second quarter of 2006. Given our solid balance sheet, we believe we are well-positioned to meet the working capital needs necessary for increased organic growth, and we plan to continue to review additional acquisitions that would be complementary to our existing businesses."




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Year 2005 In Review:

EMRISE successfully completed four of its key objectives in 2005. These included achieving a greater than $50 million revenue run-rate, obtaining a national listing for its common stock on the ArcaEx exchange, successfully entering into the large market for satellite communication timing and synchronization products, and increasing penetration into the burgeoning market for in flight entertainment and communications products. Highlights of the year:

     o In January, following the acquisition of Larus Corporation in July of 2004, the Company's CXR Larus subsidiary completed the design and obtained Network Equipment Building Standards ("NEBS") approval for the new Star Clock 200(R) satellite communication timing and synchronization product, thus allowing the company to address the North American market. EMRISE is now working to configure an E1 version that would allow for the Company to sell its products in Europe, Africa the Middle East, Asia and South America. This product is expected to be introduced in the second quarter of 2006.

     o In January, the Company completed a private placement offering receiving net proceeds of $16 million, with use of proceeds intended for identifying and consummating strategic acquisitions in Europe and the United States.

     o In March, the Company acquired Pascall, an England-based manufacturer of commercial and military power supplies and RF components and subsystems.

     o XCEL Power Systems Ltd. received a $750,000 contract in May from BAE Systems for development of a fifth new power supply for the Eurofighter Typhoon aircraft, bringing the total potential revenue for XPS and Pascall's RF components and subsystems to approximately $50,000 per aircraft.

     o Also in May, CXR Larus began a program to retrofit an older timing system for Taiwan's primary public telecommunication carrier with an updated Star Clock(TM) T1/E1 version product that could result in a multi-year program of retrofits totaling in excess of $3 million.

     o Early in July, EMRISE's Digitran Division received a development contract from a major Navy contractor to design and produce a custom high-reliability low profile rotary switch that has initial-year revenue potential of $1 million. Also in July, XPS was awarded a $1.8 million contract from Smiths Aerospace Ltd. for custom power supplies to be delivered over a one-year period.

     o In September, XPS received a long-awaited contract from BAE Systems for the Tranch 2 Eurofighter Typhoon aircraft power supplies, worth a record $7.5 million with deliveries anticipated to commence in the second quarter of 2006.

     o Also in September, EMRISE Electronics Corporation completed the acquisition of RO, a U.S.-based manufacturer of standard power supplies. This acquisition provides a U.S. engineering and sales and marketing support base and possible U.S.-manufactured content to support our two U.K.-based custom power supply operations. This acquisition has enhanced addressable market size of prospective business EMRISE can pursue while strengthening the Company's relationships with all three of the largest manufacturers of in flight entertainment systems.

     o In October, CXR Larus entered into an agreement under which Hitachi OMD is to manufacture all of EMRISE's satellite communication timing and synchronization products. The agreement establishes a world-class manufacturing capability for CXR Larus' largest customers, while affording CXR Larus the opportunity to improve gross margins compared to in-house manufacturing.



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     o   CXR Larus closed the year in December by obtaining NEBS approval for its new Star Clock 200(R) satellite communication timing system. Receipt of this approval is a necessary qualification in order to sell this product to large telecommunication carriers such as Verizon, AT&T/SBC and Bell South, among others. December also saw CXR Larus achieve FCC Part 15 regulatory certification for CXR Larus's Halcyon brand of test equipment. CXR Larus is among the first telecommunications test equipment manufacturers to achieve this certification, which is a mandatory requirement in order to sell to AT&T/SBC in 2006 and is likely to become necessary for sales to many other carriers going forward.

Subsequent to the end of 2005

     o The Royal Saudi Airforce's decision, announced in January 2006, to purchase 24 Eurofighter Typhoon aircraft as part of the Tranch 2 build adds potentially $1.2 million to the existing order of $7.5 million booked in May 2005. This brings total Tranch 2 potentially to $8.7 million.

     o In March 2006 EMRISE common stock began trading on the new NYSE Arca exchange. We believe this trading venue will ultimately accrue benefits to our Shareholders as the exchange matures and is recognized as an instrumentality of the NYSE Group Inc.

Teleconference Information

To participate in the third quarter conference call scheduled for March 31, 2006 at 8:30 a.m. PST, dial the following phone number 5 to 10 minutes prior to the scheduled conference: 877-407-9210. International callers should dial 201-689-8049. There is no pass code required for this call. The conference call will also be broadcast live over the Internet and can be accessed at WWW.VCALL.COM. To listen to the live call, go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay will be available shortly after the call on the Vcall site for 90 days. Also, for 24 hours after the conference call, a replay will be available by dialing the toll-free number 877-660-6853 and for international callers 201-612-7415. The conference ID number of "197541" and Account number of "286" should be used to access the recording by phone.

About EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense, aerospace and industrial electronic components and communications equipment. EMRISE's electronic components business segment, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides custom power conversion, RF components and subsystems as well as digital and rotary switches to the North American, European and Asian electronic components market. These products are primarily used for defense, aerospace and industrial applications. EMRISE's communications equipment business segment, consisting of CXR Larus Corporation and its subsidiary CXR Anderson Jacobson, provides network access and transmission products, satellite communication timing and synchronization products as well as communications test equipment to the North American, European and Asian communications industry. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of February 28, 2006, EMRISE had a total of 338 employees in its various subsidiaries and divisions. Website: WWW.EMRISE.COM. Listed on NYSE Arca under the ticker symbol:
ERI



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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, forecasts regarding revenues, income and earnings per share of EMRISE and its subsidiaries, EMRISE's opportunity and ability to ship and record revenues from any particular type or amount of products, the anticipated effects on EMRISE's results of operations and business operations in 2006 and beyond due to contributions from business, including non-military business, acquired or resulting from the Pascall, Larus and RO acquisitions as well as due to various products, arrangements, relationships and planned integration and sales and marketing activities, and EMRISE's anticipation that its acquisitions will improve future net income and earnings per share, are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, EMRISE's ability to meet its working capital needs, fund existing and anticipated product development efforts, identify and successfully negotiate, fund and integrate recent and future acquisitions and improve operating efficiency and realize anticipated synergies, lower costs and increase profitability due to the integration and growth of recently acquired or potentially acquirable businesses, the receipt and timing of contracts, orders and payments from existing and potential customers for EMRISE's products and services, EMRISE's ability to produce and fulfill delayed and backlog orders, the receipt of production materials and resale products in a timely fashion, market and economic conditions, the return of normal patterns of spending of public carriers, the actual timing and volume of shipment of power supplies for the Eurofighter Typhoon aircraft, the timeliness and success of the introduction of a new Star Clock 200(R) version to address the European, Asian and other markets, RO's ability to successfully provide a U.S. support base and U.S.-manufactured content for our U.K.-based custom power supply operations, the success of outsourcing to Hitachi OMD to improve gross margins at CXR Larus, EMRISE's ability to position itself in the markets for satellite communication timing and synchronization products and in flight entertainment and communication products, changes in technology, governmental regulations and policies and customer requirements, competitive products and services, unforeseen technical issues, unexpected changes in typical seasonal sales trends and those factors contained in the "Risk Factors" Section of EMRISE's latest Form 10-K and other public filings.




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                       EMRISE CORPORATION AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                            and Comprehensive Income
                                   (unaudited)
                     (in thousands except per share amounts)

                                    Three Months Ended      Twelve Months Ended
                                       December 31,           December 31,
                                     2005        2004        2005        2004
                                   --------    --------    --------    --------

Net sales                          $ 12,608    $  9,768    $ 41,046    $ 29,861

Cost of sales                         7,159       4,929      23,656      16,146
                                   --------    --------    --------    --------

Gross profit                          5,449       4,839      17,390      13,715

Operating expenses:
  Selling, general and
   administrative                     4,124       3,477      13,694      10,226
  Engineering and product
   development                          885         488       2,621       1,521
                                   --------    --------    --------    --------

Income from operations                  440         874       1,075       1,968

Other income (expense)
  Interest expense                     (153)       (128)       (455)       (433)
  Interest income                        17          --         153          --
  Other income (expense)                227          58         248          (6)
                                   --------    --------    --------    --------

Income before income taxes              531         804       1,021       1,529

Income tax expense (benefit)           (270)        (79)       (267)         49
                                   --------    --------    --------    --------

Net income                         $    801    $    883    $  1,288    $  1,480
                                   ========    ========    ========    ========

Earnings per share:
  Basic                            $   0.02    $   0.04    $   0.03    $   0.06
                                   ========    ========    ========    ========
  Diluted                          $   0.02    $   0.03    $   0.03    $   0.06
                                   ========    ========    ========    ========






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                       EMRISE CORPORATION AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)


                                                   December 31,    December 31,
                                                      2005              2004
                                                   -----------      -----------
Current assets:
  Cash and equivalents                             $     4,371          $ 1,057
  Accounts receivable                                    9,413            5,796
  Inventories                                           10,277            6,491
  Deferred tax asset                                     1,386              352
  Prepaid expenses and other                               536              417
                                                   -----------      -----------
Total current assets                               $    25,983           14,113

Property, plant and equipment, net                       2,073              909
Goodwill, net and other intangibles                     15,775            9,441
Other assets                                               630              623
                                                   -----------      -----------
                                                   $    44,461      $    25,086
                                                   ===========      ===========

Liabilities and stockholders' equity:
Current liabilities:
  Borrowing under lines of credit                  $     3,283      $       878
  Current portion of long-term debt                      1,004              711
  Accounts payable                                       4,949            3,398
  Income tax payable                                       218              572
  Accrued expenses                                       3,571            3,014
                                                   -----------      -----------
Total current liabilities                               13,025            8,573
Long term debt, less current portion                     2,492            3,235
Deferred taxes                                           1,108            1,400
Other liabilities                                          823              969
                                                   -----------      -----------
Total liabilities                                       17,448           14,177

Stockholders' equity
  Common stock                                             124               82
  Additional paid in capital                            42,877           26,746
  Accumulated deficit                                  (15,118)         (16,406)
  Accumulated other comprehensive
   income                                                 (870)             487
                                                   -----------      -----------
Total stockholders' equity                              27,013           10,909

                                                   $    44,461      $    25,086
                                                   ===========      ===========

CONTACT:
EMRISE CORPORATION
Randolph D. Foote, CFO, 909-987-9220 ext. 3201 or
Hayden Communications
Matt Hayden/Brett Maas, 843-272-4653